Exhibit 99.1

August 6, 2018
USD Partners LP Announces Second Quarter 2018 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three and six months ended June 30, 2018. Financial highlights with respect to the second quarter of 2018 include the following:

•	Generated Net Cash Provided by Operating Activities of $11.5 million, Adjusted EBITDA of $15.0 million and Distributable Cash Flow of $12.2 million

•	Reported Net Income of $6.7 million

•	Increased quarterly cash distribution to $0.3550 per unit ($1.42 per unit on an annualized basis), representing an increase of 4.4% over the second quarter of 2017

•	Ended quarter with $203.9 million of available liquidity and distribution coverage of approximately 1.3x

“We are proud to announce another successful quarter at the Partnership. During the quarter, the Partnership announced the execution of an early extension with one of its investment grade customers at the Hardisty Terminal as well as the thirteenth consecutive increase of its quarterly distribution, which was supported by strong distribution coverage of approximately 1.3x,” said Dan Borgen, the Partnership’s Chief Executive Officer. “Our customers’ interest in negotiating extended, long-term commitments at Hardisty well in advance of their existing contract expirations strongly validates our strategic commercial vision, and we look forward to updating the market with continued progress in the near future.”
Recent Commercial Developments
On June 26, 2018, the Partnership announced that it had entered into a multi-year renewal and extension of approximately 25% of the capacity at its Hardisty rail terminal with one of its existing investment grade customers. The renewal contains consistent take-or-pay terms with minimum monthly payments and rates that exceed those of the original terminalling services agreement.
As previously mentioned, customer activity at the Hardisty origination terminal has increased substantially over the last several months. Current market demand for the services provided at the Hardisty terminal exceeds the available capacity, as substantially all of the terminal’s capacity was previously contracted by customers under multi-year agreements through mid-2019 or mid-2020. As a result, the Partnership’s sponsor is evaluating a potential expansion to meet customer demand. The Partnership is also actively negotiating with current customers to extend the terms of their existing take-or-pay agreements.
On June 7, 2018, USD Group LLC (“USDG”) and the Partnership announced that USDG had executed a five-year, take-or-pay terminalling services agreement with a high quality refiner customer. The agreement is for trans-loading capacity at the Hardisty rail terminal with an expected start date in late 2018. This new agreement could support the construction of additional capacity at the Hardisty terminal pursuant to USDG’s existing development rights.

Second Quarter 2018 Liquidity, Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminalling services agreements related to its crude oil terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are investment-grade rated.
The Partnership’s results during the second quarter of 2018 relative to the same quarter in 2017 were primarily influenced by additional revenues and costs related to the commencement of operations at the Stroud terminal in October 2017 and the conclusion of customer agreements at the Partnership’s San Antonio facility in May 2017 and its Casper terminal in August 2017. In addition, as a result of a substantial increase in customer activity at its Hardisty terminal, the Partnership incurred additional operating costs during the second quarter of 2018.
Net Cash Provided by Operating Activities increased by 21% relative to the second quarter of 2017, primarily due to the timing of receipts and payments on accounts receivable, accounts payable and deferred revenue balances.
Adjusted EBITDA decreased by 3% and Distributable Cash Flow increased by 2% relative to the second quarter of 2017.
Net income for the quarter decreased by 22% as compared to the second quarter of 2017, primarily as a result of a decrease in the Partnership’s estimated benefit from income taxes of approximately $1.4 million.
As of June 30, 2018, the Partnership had total available liquidity of $203.9 million, including $8.9 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of $195.0 million on its $400.0 million senior secured credit facility, subject to continued compliance with financial covenants. The Partnership is in compliance with its financial covenants and has no maturities under its senior secured credit facility until October 2019.
On July 27, 2018, the Partnership declared a quarterly cash distribution of $0.3550 per unit ($1.42 per unit on an annualized basis), which represents growth of 0.7% relative to the first quarter of 2018 and 4.4% relative to the second quarter of 2017. The distribution is payable on August 14, 2018, to unitholders of record at the close of business on August 7, 2018.
Effective January 1, 2018, the Partnership adopted the requirements of Accounting Standards Update 2014-09, or ASC 606, which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers.  The Partnership adopted ASC 606 by applying the full retrospective approach, resulting in the restatement of prior period financial statements to comply with the new standard.
Second Quarter 2018 Conference Call Information
The Partnership will host a conference call and webcast regarding second quarter 2018 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, August 7, 2018.

To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (877) 266-7551 domestically or +1 (339) 368-5209 internationally, conference ID 7588437. Participants are advised to dial in at least five minutes prior to the call.
An audio replay of the conference call will be available for thirty days by dialing (800) 585-8367 domestically or +1 (404) 537-3406 internationally, conference ID 7588437. In addition, a replay of the audio webcast will be available by accessing the Partnership's website after the call is concluded.
About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USDG”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies and refiners. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.
USDG, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USDG solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USDG is currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com.
Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net Cash Provided by Operating Activities adjusted for changes in working capital items, interest, income taxes, foreign currency transaction gains and losses, and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and

•	the Partnership’s ability to incur and service debt and fund capital expenditures.
The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances.

DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the amount of cash available for making distributions to the Partnership’s unitholders;

•	the excess cash flow being retained for use in enhancing the Partnership’s existing business; and

•	the sustainability of the Partnership’s current distribution rate per unit.
The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor's understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by Operating Activities or any other measure of liquidity presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect Net Cash Provided by Operating Activities and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies.
Contact:
Adam Altsuler
Senior Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Jennifer Waller
Financial Reporting Manager
(832) 991-8383
jwaller@usdg.com

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the amount and timing of the Partnership’s second quarter 2018 cash distribution, as well as statements regarding production growth in Western Canada, demand for rail takeaway capacity in Western Canada and the Partnership’s ability to meet that demand, the Partnership’s ability to achieve long-term contracts and contract renewals and the ability of the Partnership’s Sponsor to commercialize and develop expansion capacity at the Hardisty terminal. Words and phrases such as “is expected,” “is planned,” “believes,” “projects,” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include those as set forth under the heading “Risk Factors” in the Partnership’s most recent Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

USD Partners LP
Consolidated Statements of Income
For the Three and Six Months Ended June 30, 2018 and 2017
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(in thousands)
Revenues
Terminalling services	$22,169	$21,981	$43,832	$45,658
Terminalling services — related party	5,003	2,614	9,699	4,354
Fleet leases	—	643	—	1,286
Fleet leases — related party	983	891	1,967	1,781
Fleet services	81	467	425	935
Fleet services — related party	228	279	455	558
Freight and other reimbursables	1,111	208	2,928	365
Freight and other reimbursables — related party	2	—	4	1
Total revenues	29,577	27,083	59,310	54,938
Operating costs
Subcontracted rail services	3,311	1,795	6,373	3,808
Pipeline fees	5,118	5,109	10,842	10,829
Fleet leases	987	1,534	1,977	3,067
Freight and other reimbursables	1,113	208	2,932	366
Operating and maintenance	1,169	594	2,193	1,301
Selling, general and administrative	2,455	2,362	5,449	4,677
Selling, general and administrative — related party	1,917	1,396	3,747	2,828
Depreciation and amortization	5,260	4,969	10,536	9,910
Total operating costs	21,330	17,967	44,049	36,786
Operating income	8,247	9,116	15,261	18,152
Interest expense	2,713	2,513	5,198	5,120
Loss (gain) associated with derivative instruments	(386)	401	(1,410)	612
Foreign currency transaction loss (gain)	117	(100)	(94)	(70)
Other expense (income), net	1	(3)	72	(13)
Income before income taxes	5,802	6,305	11,495	12,503
Benefit from income taxes	(910)	(2,336)	(1,817)	(1,201)
Net income	$6,712	$8,641	$13,312	$13,704

USD Partners LP
Consolidated Statements of Cash Flows
For the Three and Six Months Ended June 30, 2018 and 2017
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(in thousands)

Cash flows from operating activities:
Net income	$6,712	$8,641	$13,312	$13,704
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,260	4,969	10,536	9,910
Loss (gain) associated with derivative instruments	(386)	401	(1,410)	612
Settlement of derivative contracts	—	91	(38)	390
Unit based compensation expense	1,558	1,218	2,895	2,016
Other	(1,031)	570	(2,035)	802
Changes in operating assets and liabilities:
Accounts receivable	5,735	(459)	(2,614)	(424)
Accounts receivable — related party	(2,593)	(34)	(1,380)	179
Prepaid expenses, inventory and other assets	(2,299)	(2,947)	(2,460)	(1,065)
Other assets — related party	20	—	40	—
Accounts payable and accrued expenses	1,752	(1,409)	865	(1,316)
Accounts payable and accrued expenses — related party	2,491	(77)	2,113	230
Deferred revenue and other liabilities	(5,760)	(2,428)	(261)	(3,666)
Deferred revenue — related party	25	929	25	929
Net cash provided by operating activities	11,484	9,465	19,588	22,301
Cash flows from investing activities:
Additions of property and equipment	(124)	(25,647)	(202)	(25,773)
Proceeds from the sale of assets	—	—	236	—
Net cash provided by (used in) investing activities	(124)	(25,647)	34	(25,773)
Cash flows from financing activities:
Distributions	(9,904)	(8,239)	(19,593)	(16,142)
Vested phantom units used for payment of participant taxes	—	(2)	(1,346)	(1,072)
Net proceeds from issuance of common units	—	33,700	—	33,700
Proceeds from long-term debt	9,000	35,000	18,000	40,000
Repayments of long-term debt	(7,000)	(41,000)	(15,000)	(57,342)
Net cash provided by (used in) financing activities	(7,904)	19,459	(17,939)	(856)
Effect of exchange rates on cash	(175)	98	(853)	247
Net change in cash, cash equivalents and restricted cash	3,281	3,375	830	(4,081)
Cash, cash equivalents and restricted cash – beginning of period	11,337	9,682	13,788	17,138
Cash, cash equivalents and restricted cash – end of period	$14,618	$13,057	$14,618	$13,057

USD Partners LP
Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2018	2017
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$8,926	$7,874
Restricted cash	5,692	5,914
Accounts receivable, net	6,727	4,171
Accounts receivable — related party	899	410
Prepaid expenses	2,190	2,545
Inventory	2,783	—
Other current assets	1,684	226
Other current assets — related party	79	79
Total current assets	28,980	21,219
Property and equipment, net	139,603	146,573
Intangible assets, net	93,009	99,312
Goodwill	33,589	33,589
Other non-current assets	136	145
Other non-current assets — related party	134	174
Total assets	$295,451	$301,012

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$3,530	$2,670
Accounts payable and accrued expenses — related party	1,042	244
Deferred revenue	2,913	3,291
Deferred revenue — related party	1,940	1,986
Other current liabilities	2,614	2,339
Total current liabilities	12,039	10,530
Long-term debt, net	204,057	200,627
Deferred income tax liability, net	1,823	4,490
Other non-current liabilities	416	475
Total liabilities	218,335	216,122
Commitments and contingencies
Partners’ capital
Common units	114,822	136,645
Class A units	950	1,468
Subordinated units	(37,797)	(55,237)
General partner units	95	180
Accumulated other comprehensive income (loss)	(954)	1,834
Total partners’ capital	77,116	84,890
Total liabilities and partners’ capital	$295,451	$301,012

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three and Six Months Ended June 30, 2018 and 2017
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(in thousands)

Net cash provided by operating activities	$11,484	$9,465	$19,588	$22,301
Add (deduct):
Amortization of deferred financing costs	(215)	(215)	(430)	(430)
Deferred income taxes	1,248	(346)	2,538	(354)
Changes in accounts receivable and other assets	(863)	3,440	6,414	1,310
Changes in accounts payable and accrued expenses	(4,243)	1,486	(2,978)	1,086
Changes in deferred revenue and other liabilities	5,735	1,499	236	2,737
Interest expense, net	2,713	2,513	5,198	5,116
Benefit from income taxes	(910)	(2,336)	(1,817)	(1,201)
Foreign currency transaction loss (gain) (1)	117	(100)	(94)	(70)
Other income	—	(6)	—	(21)
Non-cash contract asset (2)	(52)	—	(103)	—
Adjusted EBITDA	15,014	15,400	28,552	30,474
Add (deduct):
Cash paid for income taxes (3)	(267)	(798)	(449)	(1,414)
Cash paid for interest	(2,530)	(2,575)	(4,821)	(4,937)
Maintenance capital expenditures	(31)	(72)	(80)	(198)
Distributable cash flow	$12,186	$11,955	$23,202	$23,925

(1)	Represents foreign exchange transaction amounts associated with activities between the Partnership's U.S. and Canadian subsidiaries.
(2)	Represents the change in non-cash contract assets associated with revenue recognized in advance at blended rates based on the escalation clauses in certain of the Partnership's agreements.
(3)	Includes a partial refund of $0.7 million (representing C$0.9 million) received in the three months ended March 31, 2017, for the Partnership's 2015 foreign income taxes.